EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vertex Energy, Inc.

We consent to incorporation by reference in (a) Registration Statement No. 333-162290 (as amended) on Form S-8 of Vertex Energy, Inc. (the “Company”); (b) Registration Statement No. 333-193586 on Form S-8 of the Company; and (c) Registration Statement No. 333-189107 on Form S-3 of the Company, of our report dated March 24, 2014, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
March 24, 2014